Exhibit 1.2

PRICING AGREEMENT

Citigroup Global Markets Inc.
Goldman, Sachs & Co.
J.P. Morgan Securities Inc.

As Representatives of the several
Underwriters named in Schedule I hereto

June 6, 2006

Ladies and Gentlemen:

     Aetna Inc., a Pennsylvania corporation (the “Company”), proposes, subject to the terms and conditions stated herein and in the Underwriting Agreement of even date herewith (the “Underwriting Agreement”), to issue and sell to the Underwriters named in Schedule I hereto (the “Underwriters”) the debt securities specified in Schedule II hereto (the “Designated Securities”). Each of the provisions of the Underwriting Agreement is incorporated herein by reference in its entirety, and shall be deemed to be a part of this Agreement to the same extent as if such provisions had been set forth in full herein; and each of the representations and warranties set forth therein shall be deemed to have been made at and as of the date of this Pricing Agreement. Each reference to the Representatives herein and in the provisions of the Underwriting Agreement so incorporated by reference shall be deemed to refer to you. Unless otherwise defined herein, terms defined in the Underwriting Agreement are used herein as therein defined. The Representatives designated to act on behalf of each of the Underwriters of the Designated Securities pursuant to Section 15 of the Underwriting Agreement and the address of the Representatives referred to in such Section 15 are set forth at the end of Schedule II hereto.

     Subject to the terms and conditions set forth herein and in the Underwriting Agreement incorporated herein by reference, the Company agrees to issue and to sell to each of the Underwriters, and each of the Underwriters agrees, severally and not jointly, to purchase from the Company, at the time and place and at the purchase price to the Underwriters set forth in Schedule II hereto, the principal amount of Designated Securities set forth opposite the name of such Underwriter in Schedule I hereto.

     If the foregoing is in accordance with your understanding, please sign and return to us counterparts hereof, and upon acceptance hereof by you, on behalf of each of the Underwriters, this letter and such acceptance hereof, including the provisions of the Underwriting Agreement incorporated herein by reference, shall constitute a binding agreement between each of the Underwriters and the Company. It is understood that your acceptance of this letter on behalf of each of the Underwriters is or will be pursuant to the authority set forth in a form of

Agreement among Underwriters, the form of which shall be submitted to the Company for examination upon request.

Very truly yours,

AETNA INC.

By:	/s/ Alfred P. Quirk, Jr.

	Name:	Alfred P. Quirk, Jr.
	Title:	Vice President, Finance and Treasurer

Accepted as of the date hereof:

Citigroup Global Markets Inc.
Goldman, Sachs & Co.
J.P. Morgan Securities Inc.

On behalf of each of the Underwriters

By: Citigroup Global Markets Inc.

By:	/s/ Jack D. McSpadden

	Name:	Jack D. McSpadden, Jr.
	Title:	Managing Director

By: Goldman, Sachs & Co.

By:	/s/ Goldman, Sachs & Co.

Goldman, Sachs & Co.

By: J.P. Morgan Securities Inc.

By:	/s/ Maria Sramek

	Name:	Maria Sramek
	Title:	Vice President

SCHEDULE I
TO PRICING AGREEMENT

	Principal	Principal	Principal
	Amount of	Amount of	Amount of
	5.750%	6.000%	6.625%
	Senior Notes	Senior Notes	Senior Notes
	due 2011 to	due 2016 to	due 2036 to
	be	be	be
Underwriter	Purchased	Purchased	Purchased
Citigroup Global Markets Inc.	$90,000,000	$150,001,000	$160,004,000
Goldman, Sachs & Co.	90,000,000	150,001,000	160,004,000
J.P. Morgan Securities Inc.	90,000,000	150,001,000	160,004,000
Banc of America Securities LLC	22,500,000	37,500,000	40,000,000
Credit Suisse Securities (USA) LLC	22,500,000	37,500,000	40,000,000
Deutsche Bank Securities Inc.	22,500,000	37,500,000	40,000,000
Morgan Stanley & Co. Incorporated	22,500,000	37,500,000	40,000,000
UBS Securities LLC	22,500,000	37,500,000	40,000,000
Wachovia Securities, LLC	22,500,000	37,500,000	40,000,000
Barclays Bank PLC	5,000,000	8,333,000	8,888,000
BNY Capital Markets, Inc	5,000,000	8,333,000	8,888,000
Lazard Capital Markets (representing Bank of Tokyo	5,000,000	8,333,000	8,888,000
Mitsubishi UFJ, Ltd)
Fifth Third Securities, Inc	5,000,000	8,333,000	8,888,000
LaSalle Capital Markets	5,000,000	8,333,000	8,888,000
NatCity Investments, Inc	5,000,000	8,333,000	8,888,000
PNC Capital Markets LLC	5,000,000	8,333,000	8,888,000
RBS Greenwich Capital	5,000,000	8,333,000	8,888,000
Piper Jaffray (representing US Bank)	5,000,000	8,333,000	8,888,000

Total	$450,000,000	$750,000,000	$800,000,000

     SCHEDULE II
TO PRICING AGREEMENT

TITLE OF DESIGNATED SECURITIES:

Three series of securities: 5.750% Senior Notes due 2011 (hereinafter referred to as the “2011 Notes”), 6.000% Senior Notes due 2016 (hereinafter referred to as the “2016 Notes”:), and 6.625% Senior Notes due 2036 (hereinafter referred to as the “2036 Notes”)

AGGREGATE PRINCIPAL AMOUNT:

$450,000,000 of 2011 Notes

$750,000,000 of 2016 Notes

$800,000,000 of 2036 Notes

PRICE TO PUBLIC:

99.891% of the principal amount of the 2011 Notes, plus accrued interest, if any, from June 9, 2006.

99.405% of the principal amount of the 2016 Notes, plus accrued interest, if any, from June 9, 2006.

99.804% of the principal amount of the 2036 Notes, plus accrued interest, if any, from June 9, 2006.

PURCHASE PRICE BY UNDERWRITERS:

99.291% of the principal amount of the 2011 Notes, plus accrued interest, if any, from June 9, 2006.

98.755% of the principal amount of the 2016 Notes, plus accrued interest, if any, from June 9, 2006.

98.929% of the principal amount of the 2036 Notes, plus accrued interest, if any, from June 9, 2006.

SPECIFIED FUNDS FOR PAYMENT OF PURCHASE PRICE:

Immediately Available Funds

INDENTURE:

Senior Debt Indenture dated as of March 2, 2001, between the Company, and U.S. Bank National Association, successor in interest to State Street Bank and Trust Company, as Trustee.

MATURITY:

2011 Notes: June 15, 2011

2016 Notes: June 15, 2016

2036 Notes: June 15, 2036

INTEREST RATE:

2011 Notes: 5.750%

2016 Notes: 6.000%

2036 Notes: 6.625%

INTEREST PAYMENT DATES:

June 15 and December 15, beginning December 15, 2006.

REDEMPTION PROVISIONS:

      The Designated Securities will be redeemable, in whole or in part, at any time, at the Company’s option, at a redemption price equal to the greater of:

  100% of the principal amount of the Designated Securities being redeemed, or the sum of the present values of the remaining scheduled payments of principal and interest on the Designated Securities being redeemed from the redemption date to the maturity date discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below) plus:
    in the case of the 2011 Notes, 15 basis points,

    in the case of the 2016 Notes, 20 basis points,

    and in the case of the 2036 Notes, 25 basis points,

plus, in any case, any interest accrued but not paid to the date of redemption.

      “Treasury Rate” means, with respect to any redemption date for any Designated Securities,

  the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the maturity date for a series of Designated Securities, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue will be determined and the Treasury Rate shall be interpolated or extrapolated from those yields on a straight line basis, rounding to the nearest month) or if the release referred to in the previous bullet (or any successor release) is not published during the week preceding the calculation date or does not contain the yields referred to above, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for that redemption date.

The Treasury Rate will be calculated on the third business day preceding the redemption date.

      “Comparable Treasury Issue” means the United States Treasury security selected by an “Independent Investment Banker” as having a maturity comparable to the remaining term of the Designated Securities to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Designated Securities to be redeemed.

     “Independent Investment Banker” means one of the Reference Treasury Dealers appointed by the Trustee after consultation with the Company.

      “Comparable Treasury Price” means with respect to any redemption date for any Designated Securities, the average of all Reference Treasury Dealer Quotations (as defined below) obtained.

      “Reference Treasury Dealer” means each of Citigroup Global Markets Inc., Goldman, Sachs & Co. and J.P. Morgan Securities Inc. If any Reference Treasury Dealer ceases to be a primary U.S. government securities dealer in New York City (a “Primary Treasury Dealer”), the Company shall substitute another Primary Treasury Dealer for that dealer.

      “Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by that Reference Treasury Dealer at 5:00 p.m. on the third business day preceding the redemption date.

      Notice of any redemption will be mailed at least 30 days but no more than 60 days before the redemption date to each holder of Designated Securities to be redeemed.

      Unless the Company defaults in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the Designated Securities called for redemption.

SINKING FUND PROVISIONS:

No sinking fund provisions

TIME OF DELIVERY:

9:00 a.m. Eastern time on June 9, 2006

CLOSING LOCATION:

Davis Polk & Wardwell, 450 Lexington Avenue, New York, New York 10017

NAMES AND ADDRESSES OF REPRESENTATIVES:

Citigroup Global Markets Inc.
388 Greenwich Street
New York, New York 10013

Goldman, Sachs & Co.
85 Broad Street

New York, New York 10004

J.P. Morgan Securities Inc.
270 Park Avenue, 8th Floor
New York, New York 10017

     SCHEDULE III
TO PRICING AGREEMENT

Specify Time of Sale and Time of Sale Information

Time of Sale

4:30 p.m. on June 6, 2006

Time of Sale Information

Preliminary Prospectus dated June 6, 2006

Free Writing Prospectus dated June 6, 2006

     SCHEDULE IV
TO PRICING AGREEMENT

Term Sheet for Designated Securities

Issuer:	Aetna Inc.
Issue Date:	June 6, 2006
Settle Date:	June 9, 2006 (T+3 days)
Coupon Dates:	June 15, December 15
First Coupon Date:	December 15, 2006

	5-Year	10-Year	30-Year
Size:	$450,000,000	$750,000,000	$800,000,000
Maturity Date:	June 15, 2011	June 15, 2016	June 15, 2036
Coupon:	5.750%	6.000%	6.625%
Price to Public:	99.891%	99.405%	99.804%
Underwriting Fees:	0.600%	0.650%	0.875%
Make-Whole Call:	T + 15 bp	T + 20 bp	T + 25bp

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup toll-free at 1 877 858 5407, Goldman, Sachs & Co. toll-free at 1-866-471-2526 or JPMorgan collect at (212) 834-4533.